Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-187515) of our report dated March 24, 2016 relating to the statements of financial condition of United States Commodity Funds LLC as of December 31, 2015 and 2014 which appears in this Current Report on Form 8-K of United States Commodity Index Funds Trust.

/s/ Burr Pilger Mayer, Inc.

San Francisco, California

March 24, 2016